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                                                                    Exhibit 99.3

               RISK FACTORS RELATING TO GENZYME SURGICAL PRODUCTS
                             DIVISION COMMON STOCK

     The following are risk factors associated with owning shares of Genzyme Surgical Products Division Common Stock, which we refer to as GZSP Stock.

     It is especially important to keep these risk factors in mind when you read forward-looking statements. These are statements that relate to future periods and include statements about:

     - product development activities and projected expenditures;

     - receipt of regulatory approvals;

     - plans for sales and marketing;

     - estimated market size and shares;

     - projected cash needs;

     - financial results; and

     - dividend policy.

Generally, the words "anticipates," "expects," "believes," "intends," "could," "may" and similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, and our actual results could differ significantly from results discussed in the forward-looking statements.

     Throughout these risk factors, "we," us," "our," and "Genzyme" refer to Genzyme Corporation and all of its business divisions collectively, and "our board of directors" or "our board" refers to the board of directors of Genzyme.

A.  RISKS RELATED TO GENZYME TRACKING STOCK

     GZSP Stock is one of four series of our tracking stock. The following are risks related to owning shares of our tracking stock.

FINANCIAL IMPACT ON ONE OF OUR DIVISIONS COULD ADVERSELY AFFECT OUR OTHER DIVISIONS.

     Neither Genzyme Surgical Products nor our other divisions are separate legal entities. Holders of GZSP Stock, together with holders of our other series of tracking stock, are stockholders of a single company and face all of the risks of an investment in Genzyme and all of our businesses, assets and liabilities.

     For purposes of financial presentation, we allocate programs, products, assets and liabilities among our four divisions. However, Genzyme continues to own all of the assets and is responsible for all of the liabilities allocated to each of the divisions. A holder of GZSP Stock, for example, would not have any specific rights to the assets allocated to Genzyme Surgical Products in our financial statements. Furthermore, if we are unable to satisfy one division's liabilities out of the assets we allocate to that division, we may be required to satisfy those liabilities with assets we have allocated to another division. You should read both our consolidated financial statements and the financial statements of Genzyme Surgical Products included in the reports that we have filed with the Securities and Exchange Commission (the "SEC").

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OUR BOARD OF DIRECTORS MAY TAKE ACTIONS THAT, WHILE IN THE BEST INTERESTS OF
GENZYME AS A WHOLE, HAVE AN UNEQUAL AND ADVERSE EFFECT ON ONE OR MORE SERIES OF OUR STOCK.

     There may be times when the interests of holders of each series of our common stock diverge or appear to diverge. Massachusetts law does not define a board of directors' duties in such a situation. However, based on the advice of counsel, we believe that a Massachusetts court would conclude that a board of directors owes an equal duty to all stockholders regardless of class or series and does not have separate or additional duties to any group of stockholders. That duty is the fiduciary duty to act in good faith and in a manner the board reasonably believes to be in the best interests of the corporation. Under Massachusetts law, if a disinterested and adequately informed board of directors determines in good faith that an action would be in the corporation's best interests, taking into account both the interests of holders of each series of common stock as well as the alternatives reasonably available, then the board of directors should be able to successfully defend against any stockholder claim that such action could have an unequal effect on different series of common stock. In March 1999, the Delaware Court of Chancery reached a similar conclusion in two separate cases and dismissed, in each case, all stockholder claims that the board of directors had violated its fiduciary duties under Delaware law by approving actions that had a disparate impact on holders of different classes of tracking stock. The court concluded in each case that even where the decision of the board of directors affected holders of separate classes of tracking stock differently, stockholders must allege facts sufficient to indicate that a board of directors' approval was not based on the good faith belief that such actions were in the corporation's best interests. While Delaware case law is not binding on a Massachusetts court, we believe that a Massachusetts court would be influenced by these decisions in addressing similar issues. However, a Massachusetts court hearing such a case may apply principles of Massachusetts law other than those described above or develop new principles of Massachusetts law to decide such a case.

MEMBERS OF OUR BOARD OF DIRECTORS MAY FAVOR ONE SERIES OF STOCK OVER ANOTHER IF THEY OWN A DISPROPORTIONATE AMOUNT OF THAT SERIES.

     A member of our board may own a disproportionate amount of stock in a particular series or the value of his or her stockholdings may be different from the value of his or her stockholdings in another series. This disparate stock ownership may cause the board member to favor one series of stock over another. Nevertheless, we believe that a member of our board could properly discharge his or her fiduciary responsibilities even if his or her interests in shares of different series were disproportionate or of unequal values. Our board members may from time to time create committees to review matters that raise conflict-of-interest issues. Any such committee would report to the full board on these matters.

HOLDERS OF OUR TRACKING STOCK HAVE LIMITED DECISION-MAKING POWER DUE TO THE STOCKS' LIMITED SEPARATE VOTING RIGHTS.

     Holders of each series of our common stock vote together as a single class on all matters requiring common stockholder approval, including the election of directors. Holders of a series of common stock do not have the right to vote on matters separately from another series except in limited circumstances, which are provided for under Massachusetts law, our articles of organization and the management and accounting policies adopted by our board of directors. Therefore, stockholders of one series of common stock generally could not make a proposal that would require approval only of the holders


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of that series. Instead, they would have to obtain approval from all common stockholders. The holders of Genzyme General Division Common Stock (which we refer to as GENZ Stock) hold a large majority of the stockholders' voting power. Consequently, on matters requiring common stockholder approval, the holders of GENZ Stock are likely to decide the outcome.

INVESTORS MAY BE REQUIRED TO EXCHANGE THEIR SHARES OF GZSP STOCK, GZMO STOCK OR GZTR STOCK FOR CASH OR SHARES OF GENZ STOCK BELOW WHAT A THIRD PARTY MIGHT PAY.

     Our board of directors may at any time, in its sole discretion, decide to exchange shares of GZSP Stock, Genzyme Molecular Oncology Division Common Stock (which we refer to as GZMO Stock) or Genzyme Tissue Repair Division Common Stock (which we refer to as GZTR Stock) for any combination of cash and shares of GENZ Stock at a 30% premium over a series' then current market value. In addition, if we transfer or sell to a third party all or substantially all of the assets of Genzyme Surgical Products, Genzyme Molecular Oncology or Genzyme Tissue Repair, we must exchange the shares of that division's tracking stock as follows:

                                                         THE AMOUNT OF CASH AND/OR
IF WE ARE TRANSFERRING OR                                GENZ STOCK GIVEN IN
SELLING ASSETS OF . . .    THEN, WE MUST EXCHANGE . . .  EXCHANGE WOULD EQUAL . . .
-------------------------  ----------------------------  --------------------------
Genzyme Surgical           each share of GZSP Stock for  The market value of the
  Products                 cash and/or shares of GENZ    GZSP Stock being exchanged.
                           Stock.

Genzyme Molecular          each share of GZMO Stock for  a 30% premium over the
  Oncology                 cash and/or shares of GENZ    market value of the GZMO
                           Stock.                        Stock being exchanged.

Genzyme Tissue Repair      each share of GZTR Stock for  a 30% premium over the
                           cash and/or shares of GENZ    market value of the GZTR
                           Stock.                        Stock being exchanged.

     Consequently, holders of GZSP Stock, GZMO Stock and GZTR Stock may receive an amount for their shares that is greater or less than the premium that a third party buyer of the division's assets would pay. Our board's discretion to cause such an exchange is described in our articles of organization. Furthermore, our board may exchange shares of GZSP Stock into GENZ Stock in the event of certain adverse tax developments, as discussed in the immediately following risk factor.

WE MAY EXCHANGE GENZ STOCK FOR GZSP STOCK IF A RECENT CLINTON
ADMINISTRATION PROPOSAL IMPOSING A CORPORATE LEVEL TAX ON THE ISSUANCE OF TRACKING STOCK IS ADOPTED.

     A recent tax proposal by the Clinton Administration would impose a corporate level tax on issuances of tracking stock. If the proposal is enacted into law or effected through Treasury Regulations, we could be taxed on an amount up to the gain realized in future financings in which we sell tracking stock, including the GZSP Stock. Also, any use of our tracking stock to acquire other companies could be taxed. We also may be taxed if we distribute to stockholders "designated" shares of tracking stock, which are shares designated by the tracked division as issuable at our board's option for Genzyme General's benefit. These or similarly adverse tax consequences could cause us to eliminate tracking stock from our capital structure. We cannot predict, however, whether Congress will enact, or the Treasury Department will issue regulations effecting, this or a similar proposal.


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     The GZSP Stock's terms provide that in the event of adverse tax developments, we may exchange shares of GZSP Stock for shares of GENZ Stock without any premium to the holders. Upon the exchange, a former holder of GZSP Stock would no longer hold a security intended to reflect the value and track the performance of assets and programs that were allocated to Genzyme Surgical Products immediately prior to the exchange. Instead, he, she or it would hold a security intended to reflect the value and track the performance of the assets and programs allocated to Genzyme General, including the assets and programs previously allocated to Genzyme Surgical Products.

THE LIQUIDATION UNITS FOR EACH SERIES OF COMMON STOCK ARE NOT ADJUSTED TO REFLECT CHANGES IN THE SERIES' MARKET VALUE.

     If we dissolve, liquidate or wind up our affairs (other than as part of a merger, business combination or sale of substantially all of our assets), our stockholders will receive any remaining assets according to the percentage of total liquidation units that they hold. The number of liquidation units per share for each series of our common stock is as follows:

     - each share of GZSP Stock has 61 liquidation units;

     - each share of GENZ Stock has 100 liquidation units;

     - each share of GZMO Stock has 25 liquidation units; and

     - each share of GZTR Stock has 58 liquidation units.

     Although liquidation units are adjusted to prevent dilution in the event of certain subdivisions, combinations or distributions of common stock, they are not adjusted to reflect changes in the relative market value or performance of the divisions. Therefore, at the time of a dissolution, liquidation or winding up, the relative liquidation units attributable to each series of common stock may not correspond to the value of the underlying assets of that division.

OUR BOARD OF DIRECTORS MAY CHANGE ITS MANAGEMENT AND ACCOUNTING POLICIES TO THE DETRIMENT OF ONE SERIES OF COMMON STOCK WITHOUT STOCKHOLDER APPROVAL.

     Our board of directors has adopted management and accounting policies that are used to govern our business and to prepare our financial statements. These policies cover the allocation of our corporate expenses, assets and liabilities and other accounting matters, and the reallocation of assets between divisions and other matters. Our board may generally modify or rescind these policies or adopt new ones without stockholder approval. Any revised policies could have different effects on each series of our common stock and could be detrimental to one series as compared to another. Our board's discretion to make changes is limited only by the policies themselves and the board's fiduciary duty to all of our stockholders. We encourage you to review the full text of these policies.

OUR OTHER DIVISIONS MAY DEVELOP PRODUCTS IN THE FIELD OF BIOSURGERY OR SURGICAL PRODUCTS THAT WILL NOT BE ALLOCATED TO GENZYME SURGICAL PRODUCTS AND MAY COMPETE WITH ITS PRODUCTS.

     Our board of directors has adopted a policy that no division engage in another division's principal business other than through joint ventures or other collaborative arrangements with more than one division and third parties. This non-compete policy, however, does not cover the entire field of biosurgery or surgical products. Therefore,

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Genzyme General, Genzyme Molecular Oncology and Genzyme Tissue Repair may
develop biosurgery or surgical products that will not be allocated to Genzyme Surgical Products and that may compete with Genzyme Surgical Products' products. For example, both Genzyme Surgical Products and the Pharmaceuticals business unit of Genzyme General are investigating the use of certain biomaterials for drug delivery purposes, and both may compete in this field. In addition, the Therapeutics business unit of Genzyme General is developing recombinant human antithrombin III for use in coronary artery bypass graft surgery under a joint venture with Genzyme Transgenics Corporation. We encourage you to review the full text of our non-compete policy.

THE USE OF OPERATING LOSSES TO LOWER THE TAX LIABILITY OF OUR PROFITABLE DIVISIONS WILL CAUSE LOWER FUTURE EARNINGS AND FULL TAX BURDEN FOR THE DIVISIONS GENERATING THESE OPERATING LOSSES.

     Genzyme Corporation, rather than its divisions, is liable for taxes. Under our management and accounting policies, for financial reporting purposes we generally allocate taxes among our divisions as if they were separate taxpayers. However, our board of directors has adopted a policy that provides that if any of our divisions is unable to use its operating losses or other projected annual tax benefits to reduce its current or deferred income tax expense, we may reallocate such losses or benefits to our profitable divisions on a quarterly basis for financial reporting purposes. This will result in a division with current losses (such as Genzyme Surgical Products, Genzyme Molecular Oncology and Genzyme Tissue Repair) reporting lower earnings available to its common stockholders in the future than would be the case if that division had retained its historical losses or other benefits in the form of a net operating loss carryforward. We encourage you to review the full text of this policy.

WE CANNOT PREDICT HOW THE DISTRIBUTION OF THE GZSP STOCK WILL AFFECT THE MARKET PRICE OF GENZ STOCK.

     In March 1999, we issued a press release informing the investment community that we intended to create a separate Surgical Products division with its own series of tracking stock out of Genzyme General's existing surgical products business. While this press release may have influenced the market prices of our common stock, we cannot predict what further effect, if any, the upcoming distribution of the GZSP Stock will have on the market price of the GENZ Stock or of our other series of common stock.


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B.  RISKS RELATED TO GENZYME SURGICAL PRODUCTS

     The following risks and uncertainties may adversely affect the business of Genzyme Surgical Products.

GENZYME SURGICAL PRODUCTS ANTICIPATES FUTURE LOSSES AND MAY NEVER BECOME PROFITABLE.

     Genzyme Surgical Products expects to have significant operating losses for the next several years. It plans to spend substantial amounts of money on, among other things:

     - conducting research and development activities;

     - pursuing regulatory approvals;

     - conducting commercialization activities; and

     - providing surgeon education and training.

     We cannot guarantee that the efforts underlying these expenditures will be successful or that Genzyme Surgical Products' operations will ever be profitable. It may be years before the division generates any revenue from sales of products currently under development.

     We anticipate that Genzyme Surgical Products' current cash resources, together with revenues generated from its products and distribution agreements, will be sufficient to fund its operations through 2001. However, its cash needs may differ from those planned because of many factors, including:

     - the ability to become profitable;

     - the results of research and development efforts;

     - the ability to establish strategic alliances and licensing arrangements for research and development programs;

     - the achievement of milestones under strategic alliances;

     - the ability to establish and maintain additional distribution arrangements;

     - the enforcement of patent and other intellectual property rights;

     - market acceptance of novel approaches and therapies;

     - the development of competitive products; and

     - the ability to satisfy regulatory requirements of the FDA and other government authorities.

     Genzyme Surgical Products may require significant additional financing to continue operations at anticipated levels. We cannot guarantee that it will be able to obtain additional financing on favorable terms, if at all. If the division has insufficient funds or is unable to raise additional funds, it may delay, reduce or eliminate certain of its programs. It may also have to give rights to third parties to attempt to commercialize technologies or products that it would otherwise commercialize itself.

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BECAUSE THE DEVELOPMENT OF GENZYME SURGICAL PRODUCTS' THERAPEUTIC PRODUCTS WILL
INVOLVE A LENGTHY AND COMPLEX PROCESS, IT IS UNCERTAIN WHETHER THE DIVISION WILL BE ABLE TO DEVELOP ANY MARKETABLE THERAPEUTIC PRODUCTS.

     Prior to commercializing any of its therapeutic products, Genzyme Surgical Products will need to:

     - conduct substantial research and development;

     - undertake pre-clinical and clinical testing; and

     - pursue regulatory approvals.

     We cannot guarantee that these efforts will be successful. Many of the division's biomaterials, gene therapy and cell therapy products are currently in pre-clinical development. If any of these products advance into clinical trials, the trials may not support the safety or effectiveness of such products. Genzyme Surgical Products may encounter problems in clinical trials that lead it to delay or suspend the trials. Gene and cell therapies may cause serious side effects that may preclude regulatory approval. To date, the FDA has not approved the sale of any gene therapy products.

ANY MARKETABLE THERAPEUTIC PRODUCTS THAT THE DIVISION DEVELOPS MAY NOT BE COMMERCIALLY SUCCESSFUL.

     The commercial success of any marketable therapeutic product that Genzyme Surgical Products develops will depend on many factors, including:

     - regulation by the FDA and other government authorities;

     - market acceptance by surgeons and hospital administrators;

     - the effectiveness of Genzyme Surgical Products' sales force;

     - the effectiveness of Genzyme Surgical Products' production and marketing capabilities;

     - the success of competitive products; and

     - the availability of third party reimbursement.

     For example, although the division continues to market Sepracoat(TM) Coating Solution in Europe, in January 1998, it announced that it had discontinued development of the product for abdominal surgery in the United States after an FDA advisory committee recommended against approval of the product. The division may stop developing other product candidates if there is insufficient demand or if it encounters regulatory or development problems.

IF GENZYME SURGICAL PRODUCTS EXERCISES AN OPTION TO PURCHASE CERTAIN LIMITED PARTNERSHIP INTERESTS, ITS CASH RESOURCES MAY DIMINISH AND THE RIGHTS OF ITS STOCKHOLDERS MAY BE DILUTED.

     In 1989, we organized Genzyme Development Partners, L.P., a special purpose research and development entity, transferring to it certain technology and commercial rights to the Sepra family of products. We have an option to purchase the limited partnership interests in the partnership under certain circumstances for approximately $26 million plus continuing royalties based on certain sales of the Sepra products. We have allocated the purchase option to Genzyme Surgical Products. The option's exercise price is payable in cash, shares of GENZ Stock valued at a 5% discount to their then fair market


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value, or a combination of the two, as determined by Genzyme Surgical Products when it exercises the option.

     If Genzyme Surgical Products exercises this option, it will have to make substantial cash payments or compensate Genzyme General with shares of GZSP Stock for the GENZ Stock used, or both. If the division makes cash payments, its cash resources would diminish. If it makes the payment in whole or in part in shares of GENZ Stock, then our board of directors would need to approve the issuance of GENZ Stock in return for Genzyme General receiving a number of GZSP designated shares with a fair market value equal to the fair market value of the shares of GENZ Stock. Those GZSP designated shares would be shares of GZSP Stock that our board would have the option to issue from time to time with all proceeds allocable to Genzyme General. Beginning on June 30, 2000, and on every June 30th thereafter, we will have to distribute substantially all the GZSP designated shares if the number of those shares exceeds the sum of 10% of the GZSP Stock then outstanding plus all shares of GZSP Stock then issuable under options, warrants or other securities either convertible into or exchangeable for GZSP Stock.

     We cannot guarantee that our board would authorize the issuance of shares of GENZ Stock for payment of the option exercise price and the creation of any GZSP designated shares. If our board did create and subsequently distribute or otherwise dispose of any GZSP designated shares, this would substantially dilute the rights of the holders of GZSP Stock and could significantly affect the market price of GZSP Stock.

     If Genzyme Surgical Products does not exercise the option, the partnership would have the right to sell or otherwise transfer to a third party a license to background technology that we granted to it. Such a sale or transfer may terminate our joint venture with the partnership to manufacture and sell the Sepra products in the United States and Canada. In addition, failure to exercise the option would cause the joint venture to become terminable upon 90 days' prior notice by either Genzyme or Genzyme Development Partners.

GENZYME SURGICAL PRODUCTS IS DEVOTING SIGNIFICANT RESOURCES TO DEVELOPING NOVEL ALTERNATIVE PRODUCTS AND TREATMENTS THAT MAY NOT BE COMMERCIALLY SUCCESSFUL.

     Genzyme Surgical Products is devoting a significant amount of money to developing products that will represent alternatives to traditional surgical procedures or treatments. These products will likely require several years of aggressive and costly marketing before they might become widely accepted by the surgical community. Genzyme Surgical Products is developing products that are designed to enable surgeons to perform minimally invasive cardiovascular surgery. The medical conditions that can be treated with minimally invasive cardiovascular surgery are currently being treated with widely accepted surgical procedures such as coronary artery bypass grafting and catheter-based treatments, including balloon angioplasty, atherectomy and coronary stenting. To date, minimally invasive cardiovascular surgery has been performed on a limited basis and its further


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adoption by the surgical community will partly depend upon Genzyme Surgical
Products' ability to educate cardiothoracic surgeons about its effectiveness and to facilitate the training of cardiothoracic surgeons in minimally invasive cardiovascular surgery techniques.

     Similarly, until recently surgeons have not used products designed to reduce the incidence and extent of postoperative adhesions. Since 1996, when Seprafilm(R) Bioresorbable Membrane was introduced, market acceptance of anti-adhesion products has been slow. To increase sales of the Sepra family of products, the division has had to educate surgeons and hospital administrators about the problems of, and costs associated with, adhesions and the benefit of preventing adhesions. It has also had to train surgeons on the proper handling and use of these products.

     Gene and cell therapies also represent new approaches to the treatment of cardiovascular disease, and Genzyme Surgical Products will need to overcome many technical obstacles in developing products based upon gene and cell therapies.

     We cannot guarantee that Genzyme Surgical Products' efforts in educating and training the surgical community will result in the widespread adoption of minimally invasive cardiovascular surgery, anti-adhesion products and gene and cell therapies or that surgeons adopting these procedures and products will use the division's products.

GENZYME SURGICAL PRODUCTS MAY FAIL TO ADEQUATELY PROTECT ITS PROPRIETARY TECHNOLOGY WHICH WOULD ENABLE COMPETITORS TO TAKE ADVANTAGE OF ITS RESEARCH AND DEVELOPMENT EFFORTS.

     Genzyme Surgical Products' long-term success largely depends on its ability to market technologically competitive products. It can prevent unauthorized third parties from using proprietary rights relating to its products and services only if these rights are covered by patents or are kept confidential as trade secrets.

     We cannot guarantee that the division's proprietary technology is adequately protected against unauthorized use by third parties. Third party patent rights and pending patent applications filed by third parties, if issued, may cover some of the products the division is developing or testing. As a result, the division may be required to obtain licenses from the holders of these patents in order to test, use or market certain products and services. We cannot guarantee that these licenses will be available on acceptable terms, if at all.

     We cannot guarantee that the patents issued or licensed to Genzyme and attributed to Genzyme Surgical Products will remain free from challenge by third parties. If we become involved in litigation to defend ourselves in patent suits brought by third parties involving the intellectual property used by Genzyme Surgical Products or if we initiate such suits, it could consume a substantial portion of that division's resources. Any legal action against us or the division's strategic partners claiming damages or seeking to stop commercial activities relating to the division's products and processes could subject us and therefore the division to potential liability for damages.

     Congress recently imposed restrictions on the ability of medical device manufacturers to enforce certain patent claims relating to surgical and medical methods against medical practitioners. These restrictions may prevent us from adequately protecting the division's proprietary procedures against unauthorized use by medical practitioners.

     The division also relies upon trade secrets, proprietary know-how and continuing technological innovation to remain competitive. We cannot guarantee that other parties will not independently develop such know-how or otherwise obtain access to the division's technology. While Genzyme Surgical Products' employees, consultants and corporate

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partners with access to proprietary information are generally required to enter into confidentiality agreements, we cannot guarantee that these agreements will be honored. In addition, some of the division's consultants have developed portions of the division's proprietary technology at universities or in governmental laboratories. These universities or governmental authorities may claim rights to the intellectual property arising out of the research performed at the university or governmental laboratory.

REGULATION BY GOVERNMENT AGENCIES IMPOSES SIGNIFICANT COSTS AND RESTRICTIONS ON THE DEVELOPMENT OF GENZYME SURGICAL PRODUCTS' THERAPEUTIC PRODUCTS.

     Genzyme Surgical Products' ability to successfully satisfy regulatory requirements will significantly determine its future success. We cannot guarantee that any required regulatory approvals will be granted or that they will be granted on a timely basis. The production and sale of health care products and provision of health care services are highly regulated. In particular, the FDA and comparable agencies in foreign countries must approve human therapeutic and diagnostic products before they are marketed. This approval process can involve lengthy and detailed laboratory and clinical testing, sampling activities and other costly and time-consuming procedures. This regulation may delay the time at which a product or service can first be sold, limit how a product or service may be used or adversely impact third party reimbursement.

COMPETITION FROM OTHER MEDICAL DEVICE AND TECHNOLOGY COMPANIES COULD HURT GENZYME SURGICAL PRODUCTS' PERFORMANCE.

     The human health care products and services industry is extremely competitive. Major medical device and technology companies compete or may compete with Genzyme Surgical Products. These include such companies as:

     - Atrium Medical Corporation and Sherwood-Davis & Geck, a division of Tyco International, Ltd. in the cardiovascular chest drainage and fluid management market;

     - The Ethicon division of Johnson & Johnson Ltd. and U.S. Surgical Corporation, a division of Tyco in the cardiovascular closure market;

     - CardioThoracic Systems, Inc., Medtronic, Inc., U.S. Surgical, Guidant Corporation, Baxter Healthcare Corporation and Ethicon in the minimally invasive cardiovascular surgery market;

     - Ethicon, Lifecore Biomedical, Inc., Life Medical Sciences, Inc. and Gliatech, Inc. in the anti-adhesion market; and

     - Karl Storz Endoscopy America, Inc., Scanlan International, Inc., Pilling Weck Surgical Instruments and the Codman division of Johnson & Johnson Ltd. in the reusable instruments market.

     These competitors may have superior research and development, marketing and production capabilities. Some competitors also may have greater financial resources than Genzyme Surgical Products. The division is likely to incur significant costs developing and marketing new products without any guarantee that they will be commercially successful. The future success of the division will depend on its ability to effectively develop and market its products against those of its competitors.

     The trend toward consolidation in the surgical devices industry may adversely affect the division's ability to successfully market its products to some significant purchasers. The


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current trend among hospitals and other significant consumers of surgical devices is to combine into larger purchasing groups to increase their purchasing power and thus reduce their purchase price for surgical devices. Partly in response to this development, surgical device manufacturers have been consolidating to be able to offer a more comprehensive product line to these larger purchasing groups. In order to successfully market its products to larger purchasing groups, Genzyme Surgical Products may have to expand its product lines or enter into joint marketing or distribution agreements with other manufacturers of surgical devices. We cannot guarantee that the division will be able to employ either of these initiatives or that, when employed, these initiatives will increase the marketability of its products.

RAPID TECHNOLOGICAL CHANGE COULD MAKE THE DIVISION'S PRODUCTS OBSOLETE.

     The fields of biotechnology, biosurgery and surgical instrumentation are characterized by significant and rapid technological change. Although Genzyme Surgical Products attempts to expand its technological capabilities in order to remain competitive, research, discoveries and innovations by others may make its products obsolete.

GENZYME SURGICAL PRODUCTS MAY NOT RECEIVE SIGNIFICANT PAYMENTS FROM COLLABORATORS DUE TO UNSUCCESSFUL RESULTS IN EXISTING COLLABORATIONS OR A FAILURE TO ENTER INTO FUTURE COLLABORATIONS.

     Genzyme Surgical Products' strategy to develop and commercialize certain of its products, in particular its gene and cell therapies for the treatment of cardiovascular disease, includes entering into various arrangements with both academic collaborators and corporate partners and licensees. The division may depend on the success of these parties in performing research, pre-clinical and clinical testing and marketing. These arrangements may require the division to transfer certain important rights to these collaborators and licensees. While we believe that the division's collaborators and licensees will want to perform their contractual responsibilities, in some cases the amount and timing of resources that they devote to their collaborations with the division, and the ability to terminate the collaboration, will be controlled by the collaborators and licensees. As a result, we cannot guarantee that the division will receive revenues or profits from these arrangements, that any of its strategic alliances will continue or not terminate early, or that it will be able to enter into future collaborations.

YOU MAY HAVE DIFFICULTY SELLING GZSP STOCK IF AN ACTIVE PUBLIC MARKET DOES NOT DEVELOP.

     Prior to this distribution of GZSP Stock, there has been no public market for GZSP Stock. An active public market for this stock may not develop or be sustained after this distribution. Without active trading in GZSP Stock, you may be unable to sell any shares of this stock and thus liquidate any portion of your GZSP Stock holdings.

BECAUSE THE MARKET PRICE OF GZSP STOCK IS LIKELY TO BE VOLATILE, YOU MAY LOSE A SIGNIFICANT AMOUNT OF THE VALUE OF YOUR GZSP STOCK.

     We have determined the initial value of GZSP Stock through consultations with our financial advisors. This initial value is not necessarily indicative of the market price at which GZSP Stock will trade after this distribution. Some of our large institutional stockholders may be forced immediately to sell some or all of the shares of GZSP Stock they receive in the distribution if their investment guidelines restrict their investing in entities with Genzyme Surgical Products' market capitalization. In addition, a significant


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portion of other holders of GENZ Stock may, for various reasons, choose not to retain the GZSP Stock they receive. Significant selling would depress the GZSP Stock's market price. The market price for GZSP Stock likely will also vary widely as a result of several factors, including:

     - announcements of technological innovations or new commercial products by Genzyme Surgical Products or by its competitors;

     - governmental regulatory initiatives;

     - patent or proprietary rights developments;

     - public concern as to the safety or other implications of biotechnology products;

     - adoption of legislation relating to tracking stock; and

     - general market conditions.

     This volatility could lead to the loss of a significant amount of the value of GZSP Stock.

FUTURE SALES OR DISTRIBUTIONS OF GZSP DESIGNATED SHARES MAY DILUTE YOUR OWNERSHIP OF GZSP STOCK SIGNIFICANTLY.

     Our management and accounting policies require us to sell or distribute any GZSP designated shares that may be created subject to certain limitations. Proceeds from a sale or distribution will not be allocated to Genzyme Surgical Products and the issuance and sale may substantially dilute your ownership of GZSP Stock. In addition, we may sell additional shares of GZSP Stock in the future to finance the operations of the division.

C.  RISKS RELATED TO GENZYME, INCLUDING THE OTHER GENZYME DIVISIONS

     Holders of GZSP Stock are stockholders of Genzyme. Liabilities or contingencies of the divisions of Genzyme other than Genzyme Surgical Products that affect Genzyme's resources or financial condition could affect the financial condition or results of operations of Genzyme Surgical Products. Therefore, you should review the following risks as well as the risks and uncertainties described under the heading "Management's Discussion and Analysis of Genzyme Corporation and Subsidiaries' Financial Condition and Results of Operations -- Factors Affecting Future Operating Results" included on pages 41 through 44 of Exhibit 13.1 of Genzyme's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

A REDUCTION IN REVENUES FROM SALES OF PRODUCTS WHICH TREAT GAUCHER DISEASE WOULD AVERSELY AFFECT OUR BUSINESS.

     Genzyme, through Genzyme General, generates a majority of its product revenues from sales of enzyme-replacement products for patients with Gaucher disease. Genzyme General entered this market in 1991 with Ceredase(R) enzyme. Because production of Ceredase(R) enzyme was subject to supply constraints, the division developed Cerezyme(R) enzyme, a recombinant form of the enzyme. Genzyme General stopped producing Ceredase(R) enzyme, except for small quantities, during 1998, after substantially all the patients previously using Ceredase(R) enzyme had converted to Cerezyme(R) enzyme. Sales of


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Cerezyme(R) enzyme and Ceredase(R) enzyme totaled $411.1 million for the year ended December 31, 1998, representing approximately 67% of our product revenues for that year.

     Because our business is highly dependent on Cerezyme(R) enzyme, a reduction in revenue from sales of this product would adversely affect our results of operations. Revenues from Cerezyme(R) enzyme would be negatively impacted if competitors developed alternative treatments for Gaucher disease and these alternative products gained commercial acceptance. Certain companies have initiated efforts to develop competitive products and other companies may do so in the future.

WE MAY REQUIRE SIGNIFICANT ADDITIONAL FINANCING WHICH MAY NOT BE AVAILABLE ON FAVORABLE TERMS, IF AT ALL.

     As of March 31, 1999, we had approximately $629.2 million in cash, cash equivalents and short- and long-term investments (excluding investments in equity securities).

     Although we currently have substantial cash resources and positive cash flow, we intend to use substantial portions for:

     - product development and marketing;

     - expanding facilities; and

     - working capital as Genzyme grows.

     We will further reduce available cash reserves to pay principal and interest on the following debt:

     - As of March 31, 1999, we owed approximately $100 million under a $225 million revolving credit facility with a group of commercial banks. Of this outstanding amount, we have allocated $82 million to Genzyme General and $18 million to Genzyme Tissue Repair. Amounts borrowed under this revolving credit facility bear interest at a floating rate based upon an applicable margin above the London InterBank Offered Rate. We must repay all borrowings under this facility on November 15, 1999. We intend to renew this credit line, although we cannot guarantee that we will be able to do so on the same or as favorable terms, if at all.

     - In February 1997, we issued a $13 million convertible note, the entire principal amount of which is allocated to Genzyme Tissue Repair. This convertible note bears interest at an annual rate of 5% and matures on February 27, 2000, but the holders of these convertible notes may exchange principal, and under some circumstances interest, on the note for shares of GZTR Stock. As of May 31, 1999, $7.93 million of principal on this convertible note was outstanding.

     - In August 1998, we issued $21.2 million in convertible debentures, the entire principal amount of which is allocated to Genzyme General. These convertible debentures bear interest at an annual rate of 5% and mature on August 29, 2003, but the holders of these convertible debentures may exchange principal, and under some circumstances interest, on the convertible debentures for shares of GENZ Stock.

     - In May 1998, we issued $250 million in convertible notes, the entire principal amount of which is allocated to Genzyme General. These convertible notes bear interest at an annual rate of 5 1/4% and mature on June 1, 2005, but the holders of these notes may exchange principal on the notes for shares of GENZ Stock, shares of GZMO Stock and, after this distribution, shares of GZSP Stock.


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     To satisfy these and other commitments, we may have to obtain additional financing. We cannot guarantee that we will be able to obtain any additional financing, extend any existing financing arrangement or obtain either on favorable terms.

SEVERAL ANTI-TAKEOVER PROVISIONS MAY DEPRIVE OUR STOCKHOLDERS OF THE OPPORTUNITY TO RECEIVE A PREMIUM FOR THEIR SHARES UPON A CHANGE IN CONTROL.

     Certain provisions of Massachusetts law and our articles of organization, bylaws and stockholder rights plan could delay or prevent a change in control of Genzyme or a change in Genzyme's management.

     Our tracking stock structure may also deprive our stockholders of the opportunity to receive a premium for their shares upon a change in control because, in order to obtain control of a particular division, an acquiror would have to obtain control of Genzyme. In addition, our board of directors may, in its sole discretion, (1) exchange shares of GZSP Stock, GZMO Stock or GZTR Stock for GENZ Stock at a 30% premium over the market value of the respective shares being so exchanged and (2) issue shares of undesignated common and preferred stock from time to time in one or more series. Either of these board actions could increase the cost of an acquisition of Genzyme and thus discourage a take over attempt.


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